SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C.  20549

                                   -----------


                                    FORM 8-K


              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                   MAY 1, 2001


                                GREEN MOUNTAIN POWER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     VERMONT                                    03-0127430
(STATE  OR  OTHER  JURISDICTION  OF  INCORPORATION)                      (I.R.S.
EMPLOYER  IDENTIFICATION  NUMBER)


                                          1-8291
                             COMMISSION FILE NUMBER


         163  ACORN  LANE,
                 COLCHESTER, VERMONT                       05446
      (ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICES)
(ZIP  CODE)





                                    (802) 864-5731
                         (REGISTRANT'S TELEPHONE NUMBER,
                              INCLUDING AREA CODE)













Item  5.  Other  Events-Announcement  of  Credit Rating Upgrade by Fitch to BBB.

Fitch has upgraded the credit ratings of Green Mountain Power Corporation (GMP) due to a favorable rate order approved by the Vermont Public Service Board
(VSPB) that substantially improves the company's financial health. The Rating Outlook is Positive, with the potential for further rating improvement, provided the company demonstrates a sound financial track record and the VSPB approves a similarly positive rate order for Central Vermont Public Service Corp. The rating changes are as follows:
   --$81.8  million  first  mortgage  bonds  from  'BB+'  to  'BBB';
   --$12.6  million  preferred  stock  from  'B+'  to  'BBB-';
   --Rating  Outlook  Positive.
The announcement by Fitch of the rating upgrade included the following discussion:
     "The rating upgrade is supported by the VPSB's approval of a 3.42% rate increase, the VPSB's decision to make permanent two prior temporary rate increases totaling 8.69% and the company's exit from unregulated businesses that were a drain on earnings and cash flow. The three rate increases, totaling roughly $20 million or over 12%, allow full recovery of the costs associated with a 1987 long-term purchased power contract with Hydro Quebec. The order also freezes GMP's rates for two years and eliminates a seasonal rate structure, which will generate an incremental $6 million in cash flow this year. This amount can be deferred and recognized in revenues in subsequent periods to permit the Company to earn its allowed rate of return on equity of 11.25%.
Pretax and EBITDA interest coverage are projected to considerably improve through 2005, exceeding 3 times (x) and 5x, respectively. GMP is targeting a 50%/50% (debt/equity) capital structure, a strong balance sheet for a 'BBB' rated distribution utility.
     In the past few years, GMP's financial difficulties stemmed from the VPSB's denial of recovery of certain Hydro-Quebec purchased power costs. In addition, Hydro-Quebec's 9701 call option, which provides Hydro-Quebec the ability to purchase power from GMP at the very low rate of approximately 2.6 cents/kWh, while replacement power costs averaged over 6 cents per kWh, contributed to the financial decline. While the rate order is constructive, the generally uncertain legislative and regulatory environment in Vermont remains a credit concern, particularly as retail competition/stranded cost recovery has yet to be addressed. Additionally, the outcome of Central Vermont Public Service Corp.'s pending rate case could impact GMP's credit quality due to the companies' joint and several obligations in relation to the Hydro-Quebec contracts. Given the favorable treatment of GMP and the language of that rate decision, Fitch believes the VPSB will likely approve a reasonable rate order for Central Vermont Public Service Corp. as well.
     The Hydro-Quebec call option and GMP's moderate exposure to wholesale market prices continue to be a concern. GMP acquires roughly 10% of it's total power supply in the wholesale market. In addition, GMP continues to face replacement power exposure on Hydro-Quebec's 9701 call option. For 2001, the market exposure is fully hedged via power contracts and for 2002, the exposure is limited by Hydro-Quebec's agreement to considerably limit its callback option. However, by 2003 and beyond, GMP's current rate structure may not be sufficient to fully recover the replacement power costs. Several factors mitigate this risk including planned development of new generation in New England, which would moderate regional electricity prices, and GMP's ability to file for rate relief at that time.
     Green Mountain Power Corporation is a vertically integrated utility providing electric service to 86,000 customers, primarily residential and commercial users in Northwest and Central Vermont. GMP has notable revenue concentration in one large industrial user, IBM, which accounts for 11.2% of operating revenues."
      For further information, please contact Dorothy Schnure, Manager, Corporate Communications for Green Mountain Power at 802-655-8418.

Item  7.  Financial  Statements,  Pro  Forma Financial Information and Exhibits.
(a)  and  (b)  --not  applicable
(c)  Exhibits--not  applicable

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     SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly cased this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN  MOUNTAIN  POWER  CORPORATION
-----------------------------------
                                         Registrant


BY  /s/  ROBERT  J.  GRIFFIN
    ------------------------
ROBERT  J.  GRIFFIN,  CONTROLLER

DATED:  May  2,  2001





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